KPMG LLP	Telephone (604) 691-3000
Chartered Professional Accountants	Fax (604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

Board of Directors
Great Panther Mining Limited

We, KPMG LLP, consent to the use of our reports dated February 28, 2019, with respect to the consolidated financial statements of Great Panther Mining Limited (formerly Great Panther Silver Limited), which comprise the consolidated statements of financial position as at December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting, incorporated by reference herein. Our report on the consolidated financial statements refers to changes to accounting policies for revenue recognition and financial instruments in 2018 due to the adoption of IFRS 15 – Revenue from Contracts with Customers and IFRS 9 – Financial Instruments.

Yours very truly,

//s// KPMG LLP

Chartered Professional Accountants

July 2, 2019
Vancouver, Canada